Exhibit 10.1

CONFIRMATION OF IRREVOCABLE LETTER OF CREDIT NO. 2018-08

March 9, 2018

Employers Assurance Company
10375 Professional Circle
Reno, NV 89521-4802

Greetings:

The Federal Home Loan Bank of San Francisco (the "Bank") hereby confirms that, at the request and for the account of Employers Assurance Company, Reno, Nevada (the "Member"), Letter of Credit No. 2018-08, with terms as specified below (the "Credit") will be issued by the Bank on the Effective Date indicated below to the Beneficiary named below, subject to the Member’s continuing compliance with the Bank’s Advances and Security Agreement and other applicable agreements, as well as with the Bank’s Credit Program and specific eligibility or documentation requirements and policies applicable to specific Bank products. Also, statutory or regulatory conditions (including regulatory limits on Bank credit to capital-deficient savings institutions) may apply. The Credit is being issued pursuant to the Letter of Credit Reimbursement Agreement (the "Reimbursement Agreement") between the Bank and the Member. The rights and obligations of the Bank and the Member with respect to each other in regard to the Credit are as set forth in the Reimbursement Agreement and herein.

A.	Beneficiary Name and Address:	Insurance Commissioner, State of California c/o Chief, Securities Transaction Unit 300 Capitol Mall, Suite 14th Floor Sacramento, CA 95814
B.	Type of Transaction:	Liquidity
C.	Maximum Credit Amount:	$40,000,000
D.	Effective Date of Credit:	March 9, 2018
E.	Expiration Date of Credit:
March 31, 2019 (Evergreen with automatic one (1) year extensions unless the Bank notifies the beneficiary at least sixty (60) days prior to the then applicable Expiration Date of its election not to renew.)

When issued, the Credit is irrevocable and, except with the written consent of the Bank, nontransferable except as specifically set forth in the Credit. Pursuant to the Bank's policy, the Member is required to reimburse the Bank for any attorneys' fees, accountants' fees, or other out‑of‑pocket costs associated with the Bank's issuance, amendment, or maintenance of the Credit.

The original Credit will be provided to the Beneficiary at its above address.

The Member covenants with and represents and warrants to the Bank that the issuance of the Credit has been requested in connection with the type of transaction described above, and that the terms set forth above are valid and are those that the Member requested and by which the Member agrees to be bound.

Please sign this Confirmation where indicated below by an authorized signer(s) for the Member and return it to the Bank immediately.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO

By	/s/ Andrea Brunetti

Title	VP Legal

By	/s/ Ira Chin

Title	VP Member Financial Services

EMPLOYERS ASSURANCE COMPANY

By	/s/ Lenard T. Ormsby	/s/ Matthew Hendricksen

Title	Asst. Secretary	VP Treasury & Investments